Exhibit 99.1
Vestin Realty Mortgage I, Inc.
Declares Quarterly Dividend of $0.15

Las Vegas - December 19, 2006 - Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) a real estate investment trust (“REIT”) announced that on December 18, 2006, its Board of Directors declared a quarterly cash dividend of $0.15 per common share, payable on January 26, 2007 to shareholders of record as of December 31, 2006.

Michael V. Shustek, Chairman and CEO of Vestin Realty Mortgage I, Inc. said, “We are pleased that Vestin Realty Mortgage I, Inc. has performed so well that we are able to declare a quarterly dividend of $0.15 for the quarter ended December 31, 2006. In order to maintain our “REIT” tax status, we are required to pay out a minimum of 90% of our taxable income in the form of dividends on an annual basis. Going forward, the Company plans to declare dividends on a regular quarterly basis, based on cash requirements and available income.”

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc. and its affiliates have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Steve & Company
Steve Stern
702-734-3388

OR

Vestin Realty Mortgage I, Inc.
John Alderfer
702-227-0965